Exhibit 1

ASX Release	Level 18, 275 Kent Street Sydney, NSW, 2000

25 November 2021

Westpac New Zealand Independent Risk Review Report

Westpac New Zealand Limited (“WNZL”) has today released the attached media statement in relation to the Independent Review Report on WNZL’s risk governance.

For further information:

David Lording	Andrew Bowden
Group Head of Media Relations	Head of Investor Relations
0419 683 411	0438 284 863

This document has been authorised for release by Tim Hartin, Company Secretary.

25 November 2021

Media release

Westpac NZ actions findings of independent risk governance review

Westpac NZ accepts the findings of the independent risk governance review carried out by consultancy firm Oliver Wyman and is well advanced in addressing recommendations in the report.

The Reserve Bank of New Zealand (RBNZ) had required Westpac NZ to commission the review that the RBNZ released today.

Westpac NZ Board chairperson Pip Greenwood, who took over as Chair on 1 October, agreed strong risk governance and a strong risk culture are fundamental requirements for banks.

“We have always aimed for high standards of risk governance but acknowledge that in the instances identified we fell short.”

Ms Greenwood said since the RBNZ instructed the bank to commission the independent review in March 2021, a new chair and six new highly experienced and skilled directors had been appointed to the Westpac NZ Board.

“We have also followed up immediately on other recommendations in the report, including restructuring committees and overhauling the way information on risk is provided to the Board.”

Westpac NZ had also significantly increased investment in risk management in recent years.

“We’ll continue to review the collective skills on the Board, as the bank’s needs evolve, and I’m confident the mix of capability and experience we’ve now built, alongside the programme of work underway, sets us up well for the future.”

Ms Greenwood said improving risk governance and following through on recommendations in the report were key priorities for herself, the Board, new Westpac NZ chief executive Catherine McGrath, and new Board Risk and Compliance Committee chair Rob Hamilton.

“We’re united in our determination to keep lifting capability in this area and will continue to work constructively with the RBNZ on these matters and ensure they are up to speed with our progress and support our plans.”

•	A media release by the Reserve Bank of New Zealand and the report by Oliver Wyman can be found on the RBNZ website here: https://www.rbnz.govt.nz/news

•	Details of the Westpac NZ Board can be found here: https://www.westpac.co.nz/about-us/board-of-directors/

ENDS

Media contact:

Will Hine

Westpac NZ Senior Manager External Communications

021 433 715